Exhibit 5.01

[Letterhead of Williams, Box, Forshee & Bullard, P.C.]

August 5, 2013

OGE Energy Corp.
321 N. Harvey
Oklahoma City, Oklahoma 73101

Re:	7,400,000 Shares of Common Stock, par value $0.01 per share, Issued
Pursuant to OGE Energy Corp. 2013 Stock Incentive Plan
Ladies and Gentlemen:
We have examined the Form S-8 Registration Statement (the "Registration Statement"), of OGE Energy Corp. (the "Company"), to which this opinion is an exhibit, for the registration under the Securities Act of 1933, as amended (the "Act"), of 7,400,000 shares of Common Stock, par value $0.01 per share (the "Shares"), pursuant to the OGE Energy Corp. 2013 Stock Incentive Plan. We have examined all records, instruments, and documents which we have deemed necessary for the purposes of this opinion, including the Registration Statement.
Based upon the foregoing and upon our general familiarity with the property and affairs of the Company, we are of the opinion that:

1.
The Company is a validly organized and legally existing corporation, in good standing under the laws of the State of Oklahoma and is authorized to conduct and operate its business as a public utility holding company in the State of Oklahoma.

2.
When, as and if the Shares have been duly issued and delivered, and the consideration for the Shares has been duly received by the Company, all in the manner contemplated by the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully,

/s/	Richard D. Forshee
Richard D. Forshee of
Williams, Box, Forshee & Bullard, P.C.